Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Amílcar Jordan VP of Finance and Chief Financial Officer (787) 749-4949	Kathy Waller AllWays Communicate, LLC (312) 543-6708

Triple-S Management Corporation Announces the Retirement
of Ramón Ruiz-Comas; Names Roberto García-Rodríguez as Successor

SAN JUAN, Puerto Rico, May 18, 2015 – Triple-S Management Corporation (NYSE:GTS), the leading managed care company in Puerto Rico, today announced the retirement of Ramón Ruiz-Comas, its President and Chief Executive Officer, effective January 1, 2016. The Company also announced that its Board of Directors has selected Roberto García-Rodríguez, its Chief Operating Officer, to succeed Mr. Ruiz-Comas immediately following his retirement. Mr. Ruiz-Comas will remain President and Chief Executive Officer of Triple-S until that time, continuing to handle his day-to-day responsibilities and assisting in the transition of his executive functions.

Luis A. Clavell, Chairman of the Board, said, “Throughout his tenure, Ramón and the board have been well aware of the importance of identifying and cultivating managerial talent, as well as the need for effective succession planning. After a thorough evaluation process, the board concluded that Bobby embodies the vision, experience, and business acumen necessary to chart the Company’s future growth path. Although Ramón will be greatly missed, the board and I have the utmost confidence in Bobby’s capabilities and he has our full support.”

Mr. García-Rodríguez joined Triple-S in 2008 and has held positions of increasing responsibility and scope, including General Counsel, Corporate Secretary and Chief Operating Officer. In his current role, he reports directly to Mr. Ruiz-Comas, oversees all operational matters, and is spearheading the multi-year strategic transformation program now underway at Triple-S. “I am honored to be given the opportunity to carry on Ramón ’s legacy and lead a talented executive team at one of Puerto Rico’s largest and most successful companies. The strategic transformation we are now pursuing will better position Triple-S to thrive in the rapidly changing health care market and deliver substantial value to all of our stakeholders,” said Mr. García-Rodríguez.

Mr. Ruiz-Comas has had a distinguished career at the Company spanning a period of 25 years, during which he worked tirelessly on behalf of customers, employees and shareholders. He joined Triple-S as Vice President of Finance in 1990, held multiple positions over the ensuing decade, and was named Chief Executive Officer of Triple-S Management Corporation in 2002.

Under his leadership, Mr. Ruiz-Comas engineered Triple-S’ transition from a not-for-profit entity to a for-profit company, culminating in the successful December 2007 initial public offering and simultaneous listing on the New York Stock Exchange. Moreover, he oversaw the streamlining of the Company’s dual-capital structure, which helped to increase the trading liquidity of the listed securities and provided for the orderly disposition of the shares into the market. On the business front, he led the consolidation of the Blue Cross Blue Shield brand in Puerto Rico and its expansion into Costa Rica. In addition, premiums earned at Triple-S grew approximately 84% and member enrollment increased over 50%; the Medicare Advantage operation was launched; and several key strategic acquisitions were consummated.

Mr. Clavell concluded, “We thank Ramon for his many years of loyal service and significant contributions to Triple-S. He has been instrumental in establishing Triple-S as the leader in Puerto Rico’s managed care market and one of the island’s most recognizable brands, instilling a companywide passion for the delivery of high quality care, customer service, and operational efficiency. During his tenure, he not only broadened our product portfolio but also dramatically expanded our customer base. Aside from his business accomplishments, Ramón has demonstrated a strong commitment to social responsibility, a value that has been deeply woven into the fabric of our organization. He has also been actively involved in the community, serving as Chairman of the local chapter of the United Way and the University of Sacred Heart in Puerto Rico. We wish him the best in his retirement and appreciate his commitment to ensuring a smooth transition during the next several months.”

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield marks. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.